UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2017

Eiger BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Cambridge Avenue, Suite 350 Palo Alto, California		94306
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 272-6138

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On December 8, 2017, Eiger BioPharmaceuticals, Inc. (the “Company”) and the McDonald Family Co. LLC (the “Landlord”) entered into a lease (the “Lease”), relating to the lease of approximately 8,029 square feet of office and laboratory space at a facility located in Santa Clara, California (the “Facility”).

The term of the Lease commences on March 1, 2018, however the term of the Lease may commence on February 1, 2018 if the Landlord has delivered early access to the Facility as of such date and the Company occupies the Facility. Upon commencement of the Lease, the Lease has an initial term of five years (the “Initial Term”), with a monthly rental rate starting at $6.00 per square foot in the first year of the Lease, escalating by 3.0% per year.

The Company has the option to extend the Lease beyond the Initial Term for up to 36 months, provided that the rental rate would be subject to market adjustment at the beginning of the renewal term.

The foregoing summary of the Lease is not complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of a Director.

On January 4, 2018, Charles J. Bramlage notified the Board of Directors (the “Board”) of the Company of his resignation as a director effective immediately. Mr. Bramlage’s resignation was not the result of any disagreement or dispute with the Company on any matter relating to the Company’s operations, policies or practices.

(c) Appointment of Chief Operating Officer.

Effective January 3, 2018, the Board appointed David Apelian, M.D., Ph.D., as the Company’s Chief Operating Officer and Executive Medical Officer, in addition to Dr. Apelian’s role as a member of the Board.

Dr. Apelian, age 52, has served as a director of the Company since June 2017. He was most recently Executive Vice President and Chief Medical Officer of Achillion Pharmaceuticals, Inc., a position he held since 2013. From 2005 to 2013, Dr. Apelian was Chief Medical Officer and subsequently head of R&D and Regulatory Affairs for GlobeImmune. He was previously at Bristol-Myers Squibb, where he served as Clinical Director and Medical Leader for development of Baraclude® (entecavir) for chronic HBV through NDA filing. Prior to that, Dr. Apelian was Clinical Director in the Department of Hepatology & Gastroenterology at Schering Plough, where he coordinated a supplemental NDA filing for interferon alpha-2b and ribavirin for the treatment of pediatric patients with chronic HCV. Dr. Apelian completed his residency training in pediatrics at New York Hospital, Cornell Medical Center. He received his Ph.D. in Biochemistry from Rutgers University and his M.D. from the University of Medicine and Dentistry of New Jersey. He also holds an M.B.A. from Quinnipiac University and B.A. in Biochemistry from Rutgers University.

There is no arrangement or understanding between Dr. Apelian and any other person pursuant to which Dr. Apelian was appointed as the Company’s Chief Operating Officer and Executive Medical Officer. There are no family relationships between Dr. Apelian and any of the Company’s directors or executive officers.

Dr. Apelian was granted an option to purchase 150,000 shares of common stock of the Company under its 2013 Equity Incentive Plan.

(d) Appointment of a New Director.

On January 5, 2018, upon recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Eldon Mayer as a director, effective as of January 5, 2018. The Board appointed Mr. Mayer to serve as a member of the Board as a Class III director for a term expiring at the Company’s 2018 Annual Meeting of Stockholders, or until his earlier death, resignation or removal or his successor is duly elected and qualified.

There is no arrangement or understanding between Mr. Mayer and any other person pursuant to which Mr. Mayer was appointed as a director. Mr. Mayer will be party to an indemnification agreement with the Company and will be eligible to participate in all non-employee director compensation plans and arrangements available to non-employee directors. Accordingly, Mr. Mayer was granted an option to purchase 25,000 shares of common stock of the Company under its 2013 Equity Incentive Plan. In addition, Mr. Mayer will be eligible to receive an annual grant of an option to purchase 10,000 shares of common stock of the Company under its 2013 Equity Incentive Plan. Mr. Mayer will also be eligible to receive cash compensation of $40,000 per year as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: January 8, 2018
	By:	/s/ James Welch
James Welch
Chief Financial Officer